As filed with the Securities and Exchange Commission on August 10, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Physicians Formula Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

20-0340099
(I.R.S. Employer Identification No.)

1055 West 8th Street
Azusa, California 91702
(626) 334-3395
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Amended and Restated 2006 Equity Incentive Plan
 (Full title of the plan)

Jeff M. Berry
Chief Financial Officer
Physicians Formula Holdings, Inc.
1055 West 8th Street
Azusa, California 91702
Telephone: (626) 334-3395
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Solomon Hunter, Esq.
Robert Friedel, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2779
(215) 981-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	271,793 (3)	$2.90	$788,200	$91.50

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Physicians Formula Holdings, Inc. Amended and Restated 2006 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
The proposed maximum offering price is calculated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of the average of the high and low sales prices for the shares of common stock as reported on The Nasdaq Global Select Market on August 9, 2011 solely for the purpose of calculating the registration fee.

(3)	Represents additional shares of common stock authorized as of January 1, 2011 under the evergreen provision of the Plan.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement on Form S-8 is filed by Physicians Formula Holdings, Inc. (the “Company”) for the purpose of registering additional shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) under the Plan. The number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase on the first day of each of the Company's fiscal years beginning in 2007 and ending in 2016 equal to the lesser of: (i) two percent (2%) of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of Common Stock as determined by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the Plan was increased by 271,793 shares effective January 1, 2011. This Registration Statement registers the 271,793 additional shares of Common Stock available for issuance under the Plan as a result of the Evergreen Provision.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the shares of Common Stock registered for issuance under the Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-140667) filed on February 13, 2007 (the “Original Registration Statement”). In addition, on March 13, 2008, May 11, 2009 and December 30, 2010, the Company filed additional Registration Statements on Form S-8 (Registration No. 333-149691, 333-159135 and 333-171490, respectively) to register additional shares of Common Stock which became available for issuance as of January 1, 2008, January 1, 2009 and January 1, 2010, respectively, as a result of the Evergreen Provision (the “Subsequent Registration Statements”). The contents of the Original Registration Statement and the Subsequent Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference. Any items in the Original Registration Statement or in the Subsequent Registration Statements not expressly changed hereby shall be as set forth in the Original Registration Statement or in the Subsequent Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed by the Company with the Securities and Exchange Commission (“SEC”), are incorporated in this Registration Statement by reference:

(a) The Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 11, 2011, as amended by the Form 10‑K/A filed with the SEC on April 29, 2011;

(b)   The Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 6, 2011 and for the quarter ended June 30, 2011 as filed with the SEC on August 5, 2011;

(c)   The Company's Current Reports on Form 8-K filed with the SEC on March 3, 2011, May 27, 2011, June 8, 2011, June 17, 2011 and July 8, 2011.

(d)    The description of the Company's common stock contained in the Company's Registration Statement on Form 8-A filed with the SEC on November 8, 2006 (Registration No. 001-33142), including any amendments or reports filed thereafter for the purpose of updating such description in which there is described the terms, rights and provisions applicable to the Company's common stock.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits

The exhibits filed as part of this registration statement are as follows:

5.1	Opinion of Pepper Hamilton LLP with respect to the legality of the shares of common stock being registered hereby.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).
24.1	Power of Attorney of certain officers and directors of the Company to file future amendments (set forth on the signature page of the Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Azusa, State of California, on August 10, 2011.

PHYSICIANS FORMULA HOLDINGS, INC.

By:	/s/ Ingrid Jackel
Name:	Ingrid Jackel
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ingrid Jackel, Jeffrey P. Rogers and Jeff M. Berry and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 10, 2011.

Signature	Title

/s/ Ingrid Jackel	Chief Executive Officer and Director
Ingrid Jackel	(Principal Executive Officer)

/s/ Jeff M. Berry	Chief Financial Officer
Jeff M. Berry	(Principal Financial and Accounting Officer)

/s/Jeffrey P. Rogers	President and Director
Jeffrey P. Rogers

/s/ Bruce E. Kanter	Director
Bruce E. Kanter

/s/ Zvi Eiref	Director
Zvi Eiref

/s/ Charles J. Hinkaty	Director
Charles J. Hinkaty

/s/ Thomas E. Lynch	Director
Thomas E. Lynch

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Pepper Hamilton LLP with respect to the legality of the shares of common stock being registered hereby.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).